Exhibit 99.1

News Release

Stacy Roughan

Director, Investor Relations

DineEquity, Inc.

818-637-3632

DineEquity, Inc. Appoints Des Hague President of IHOP Restaurants

GLENDALE, Calif., July 21, 2008 — DineEquity, Inc. (NYSE: DIN), franchisor and operator of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced the appointment of Desmond Hague as president of IHOP Restaurants, effective immediately.  In this position, Hague is accountable for leading the overall strategic direction for all functional areas of IHOP’s predominantly franchised business.  He is primarily responsible for providing leadership and vision for the business with regard to brand building, operational excellence and franchise restaurant growth.

“We are pleased to welcome Des to the IHOP family.  He is a seasoned veteran of the food retailing and restaurant industries and possesses a strong skill set for delivering both top and bottom line results within franchise organizations,” said Julia A. Stewart, DineEquity’s chairman and chief executive officer.  “Over the past six years, IHOP has become number one in family dining through our dedication to energizing the brand, improving operations and maximizing franchise development.  With Des’s leadership, we plan to build upon IHOP’s success and take our growth strategies to the next level.  Des will report directly to me and, together, we will remain focused on delighting guests, adding value for our franchisees and driving the IHOP brand forward.”

“I am excited about joining the IHOP team and look forward to working closely and collaboratively with the management team, employees and franchisees to extend IHOP’s leadership position and optimize the performance of each franchise restaurant,” Hague commented.

Hague most recently served as president of corporate perishables for Safeway Inc., one of North America’s largest food retailers.  Leading a growth engine of the Safeway business, Hague was responsible for the company’s multi-billion dollar perishable operations, which included the areas of produce, floral, meat, seafood, food service, deli, bakery and the 1,000-store Starbucks licensed operation.  During his tenure, Hague introduced initiatives that successfully drove incremental sales in home meal replacement offerings, meaningfully improved transaction volume, and led a reorganization of the perishables division that resulted in a significantly reduced corporate overhead structure.

Previously, Hague was chairman and chief executive officer of Hot Stuff Foods (formerly Orion Food Systems), a leading provider of turnkey foodservice solutions to convenience stores.  In this position, he was responsible for driving meaningful sales growth and dramatically improving the financial performance of the business through an operational realignment and increased focus on execution.  Additionally, he was responsible for the development of new brand concepts, new product innovation and improved merchandising practices.  In February 2006,

DineEquity, Inc.

450 North Brand Blvd., 7th floor

Glendale, California 91203-4415

866.995.DINE

Hague led the management buyout of the company.  Previously, he was vice president of food retail for 7-Eleven, Inc. where he was responsible for the chain’s foodservice program across more than 24,000 franchise locations.  Prior to that, Hague served as group vice president of strategic marketing for Maytag Inc. where he developed a comprehensive merchandising, innovation and retail branding strategy for the commercial business.  Earlier in his career, he held various marketing and management positions at PepsiCo’s Taco Bell, Pizza Hut and KFC restaurant divisions in Europe, and at Whitbread PLC, a retail, foodservice and lodging operator in the United Kingdom.  Hague holds an MBA magna cum laude from the American College in London, England.

Stewart said, “With today’s appointment of Des Hague as president of IHOP and the previously announced appointment of Mike Archer as president of Applebee’s, we have positioned both brands for success with leaders of the highest caliber.  I will continue to play an integral role in shaping the strategic direction of the businesses, with a particular focus on executing the successful turnaround of the Applebee’s brand and transforming its business model by franchising the majority of company-operated Applebee’s restaurants.”

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc. franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With more than 3,300 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the strategic and financial benefits of the acquisition of Applebee’s International, Inc., expectations regarding integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of the Company’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with executing the Company’s strategic plan for Applebee’s; risks associated with the Company’s incurrence of significant indebtedness to finance the acquisition of Applebee’s; the failure to realize the synergies and other perceived advantages resulting from the acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel after the acquisition; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies; or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP, International House of Pancakes and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.